Exhibit 99.2

Contact:	Peter W. Keegan Senior Vice President (212) 521-2950 Candace Leeds V.P. of Public Affairs (212) 521-2416 Darren Daugherty Investor Relations (212) 521-2788

FOR IMMEDIATE RELEASE

CAROLINA GROUP REPORTS NET INCOME
FOR THE SECOND QUARTER OF 2006

NEW YORK, August 1, 2006—Loews Corporation (NYSE:LTR) today reported Carolina Group net income for the 2006 second quarter of $187.2 million, compared to $142.1 million in the 2005 second quarter. Net income attributable to Carolina Group stock (NYSE:CG) for the second quarter of 2006 was $93.8 million, or $1.09 per share of Carolina Group stock, compared to $55.7 million, or $0.82 per share in the comparable period of the prior year.

The increase in net income attributable to Carolina Group stock for the second quarter of 2006, as compared to the corresponding period of the prior year, is primarily due to higher effective unit prices reflecting lower sales promotion expenses (accounted for as a reduction to net sales) and reflects an increase in the amount of Carolina Group shares outstanding. Carolina Group stock represents a 50.09% and 39.22% economic interest in the Carolina Group for the three months ended June 30, 2006 and 2005, respectively.

Loews Corporation sold 15 million shares of Carolina Group stock in May of 2006 and 10 million shares in November of 2005. Net income per share of Carolina Group stock was not impacted by the sale of Carolina Group shares.

Net sales for the Carolina Group were $977.3 million in the second quarter of 2006, compared to $928.3 million in the 2005 second quarter.

Carolina Group net income for the first half of 2006 was $337.3 million, compared to $260.6 million in the 2005 first half. Net income attributable to Carolina Group stock for the first half of 2006 was $161.4 million, or $1.96 per share of Carolina Group stock, compared to $102.2 million, or $1.50 per share in the comparable period of the prior year. The increase in net income attributable to Carolina Group stock is primarily due to higher effective unit prices reflecting lower sales promotion expenses (accounted for as a reduction to net sales) and reflects the May of 2006 and November of 2005 sales by Loews Corporation of Carolina Group stock discussed above.

Net sales for the Carolina Group were $1.832 billion in the first half of 2006, compared to $1.723 billion in the comparable period of the prior year.

Results of operations of the Carolina Group include interest expense of $18.1, $21.0, $37.4 and $43.4 million, net of taxes, for the three and six months ended June 30, 2006 and 2005, respectively, on notional intergroup debt. At June 30, 2006, $1.46 billion principal amount of notional intergroup debt was outstanding.

The Carolina Group stock, commonly called a tracking stock, is intended to reflect the economic performance of a defined group of the Company’s assets and liabilities, referred to as the Carolina Group, principally consisting of the Company’s subsidiary Lorillard, Inc. The Carolina Group, a notional group, is not a separate legal entity. The purpose of this financial information is to provide investors with additional information to use in analyzing the results of operations and financial condition of the Carolina Group, and this financial information should be read in conjunction with the consolidated financial information of Loews Corporation.

As of June 30, 2006 there were 93,291,246 shares of Carolina Group stock outstanding representing a 53.7% economic interest. Depending on market conditions, the Company, for the account of the Carolina Group, from time to time may purchase shares of Carolina Group stock in the open market or otherwise.

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A separate press release reporting Loews Corporation’s consolidated results for the second quarter of 2006 is being issued contemporaneously with this report.

A conference call to discuss the second quarter results of Loews Corporation has been scheduled for 11:00 a.m. EDT, Tuesday, August 1, 2006. A live broadcast of the call will be available online at the Loews Corporation website (www.loews.com). Please go to the website at least ten minutes before the event begins to register and to download and install any necessary audio software. Those interested in participating in the question and answer session of the conference call should dial (877) 692-2592. An online replay will be available at the Company’s website following the call.

Carolina Group
Financial Review

	June 30,
	Three Months		Six Months
	2006	2005	2006	2005

(Amounts in millions, except per share data)

Net sales (a)	$977.3	$928.3	$1,832.1	$1,723.4

Cost of sales (a) (b)	552.6	574.4	1,064.3	1,061.1
Selling, advertising and administrative (c)	108.9	97.2	201.8	187.2

Total operating costs and expenses	661.5	671.6	1,266.1	1,248.3

Operating income	315.8	256.7	566.0	475.1
Investment income and other (d) (e)	21.3	18.3	47.3	30.5
Interest expense	(29.8)	(35.6)	(61.3)	(72.2)

Income before income taxes	307.3	239.4	552.0	433.4
Income taxes	120.1	97.3	214.7	172.8

Net income	187.2	142.1	337.3	260.6
Earnings attributable to the Loews Group intergroup interest (f)	93.4	86.4	175.9	158.4

Income attributable to Carolina Group shareholders (g)	$93.8	$55.7	$161.4	$102.2

Per share of Carolina Group stock	$1.09	$0.82	$1.96	$1.50

Weighted diluted number of shares	86.11	68.10	82.24	68.08

Notional, intergroup debt owned by the Carolina Group to
the Loews Group
June 30, 2006	$1,462.3
December 31, 2005	1,626.9

(a)	Includes excise taxes of $176.7, $179.0, $340.6 and $335.2 for the respective periods.
(b)	Includes charges of $236.5, $235.6, $453.5 and $434.3 ($144.0, $139.8, $277.1 and $261.2 after taxes) to accrue obligations under the State Settlement Agreements for the respective periods.
(c)
Includes restructuring costs of $15.5 for the three and six months ended June 30, 2006, related to early retirement and curtailment charges for Lorillard's pension and other postretirement benefit plans.

(d)	Includes $6.1 of interest income, in the second quarter of 2005, relating to a federal income tax settlement.
(e)	Includes income from limited partnership investments of $3.8, $2.5, $10.4 and $6.4 ($2.3, $1.4, $6.3 and $3.8 after taxes) for the respective periods.
(f)
The Loews Group's intergroup interest in the earnings of the Carolina Group reflected share equivalents amounting to 80,445,000 shares of 173,736,246 share and share equivalents outstanding as of June 30, 2006 and share equivalents amounting to 105,445,000 shares of 173,478,759 share and share equivalents as of June 30, 2005. As of June 30, 2006, there were 93,291,246 shares of Carolina Group stock outstanding.

(g)	Represents 50.09%, 39.22%, 47.85% and 39.21% of the economic interest in the Carolina Group for the respective periods presented.

Carolina Group
Supplemental Information

The following information regarding unit volume shipped by Lorillard Tobacco Company to its direct buying customers by brand follows (all units in thousands):

	June 30,
	Three Months		Six Months
	2006	2005	2006	2005

Full Price Brands

Total Newport	8,360,490	8,603,782	16,138,155	16,125,476
Total Kent Family	159,003	188,805	305,019	363,300
Total True	134,946	150,900	255,864	288,492
Total Max	8,976	10,348	17,133	19,939
Total Satin	1,482	1,617	2,670	3,213

Total Full Price Brands	8,664,897	8,955,452	16,718,841	16,800,420

Price/Value Brands

Total Old Gold	211,293	221,103	395,109	412,422
Total Maverick	265,380	218,892	495,732	396,324

Total Price/Value Brands	476,673	439,995	890,841	808,746

Total Domestic Cigarettes	9,141,570	9,395,447	17,609,682	17,609,166

Total Puerto Rico and U.S. Possessions	212,064	220,620	400,032	387,384

Grand Total	9,353,634	9,616,067	18,009,714	17,996,550

Notes:

1.	This information is unaudited and is not adjusted for returns.
2.	Domestic unit volume includes units sold as well as promotional units, and excludes volumes for Puerto Rico and U.S. Possessions.
3.	Unit volume for a quarter is not necessarily indicative of unit volume for any subsequent period.
4.	Unit volume is not necessarily indicative of the level of revenues for any period.